Bear Stearns Asset Backed Securities Trust 2007-SD1

Issuing Entity

Asset-Backed Certificates, Series 2007-SD1

EMC Mortgage Corporation

Sponsor and Master Servicer

Wells Fargo Bank, National Association

Securities Administrator

Bear Stearns Asset Backed Securities I LLC

Depositor

Supplement dated January 31, 2007

to Prospectus Supplement dated January 16, 2007

to Prospectus dated December 18, 2006

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated January 16, 2007.

1.     The second paragraph under the caption entitled “Description of the Certificates—Distributions—Distributions on the Group I Certificates—Principal Distributions on the Group I Subordinate Certificates” on page S-93 of the prospectus supplement is hereby replaced in its entirety with the following paragraph (deleted language stricken):

As described above under “—Principal Distributions on the Group I Senior Certificates,” unless ~~the amount of subordination provided to the group I senior certificates by the group I subordinate certificates is twice the amount as of the Cut-off Date, and~~ certain loss and delinquency tests are satisfied, on each distribution date during the first five years after the Closing Date, the entire amount of any prepayments and certain other unscheduled recoveries of principal with respect to the group I mortgage loans in a sub-loan group will be allocated to the Class I-A Certificates in the related sub-loan group, with such allocation to be subject to further reduction over an additional five year period thereafter, as described in this prospectus supplement.

2.     The fifth paragraph under the caption entitled “Description of the Certificates—Distributions—Distributions on the Group II Certificates—Principal Distributions on the Group II Senior Certificates,” on page S-99 of the prospectus supplement, is hereby replaced in its entirety with the following paragraph (deleted language stricken and new language underlined and in bold):

The definition of Senior Optimal Principal Amount allocates the entire amount of prepayments and certain other unscheduled recoveries of principal with respect to the mortgage loans in the related loan group based on the related Senior Prepayment Percentage, rather than the related Senior Percentage, which is the allocation concept used for scheduled payments of principal. While the related Senior Percentage allocates scheduled payments of principal between the group II senior certificates of a sub-loan group and the percentage interest of such sub-loan group evidenced by the group II subordinate certificates on a pro rata basis, the related Senior Prepayment Percentage allocates 100% of the unscheduled principal collections to the group II senior certificates of the related sub-loan group on each distribution date for the first seven years after the Closing Date with a reduced but still disproportionate percentage of unscheduled principal collections being allocated to such group II senior certificates of a sub-loan group over an additional five year period (subject to certain subordination levels being attained and certain loss and delinquency test being met); provided, however, that if on any distribution date the current weighted average of the Subordinate Percentages is equal to or greater than two times the weighted average of the initial Subordinate Percentages and certain loss and delinquency tests described in the related definition of Senior Prepayment Percentage are met, ~~the Class II-B Certificates will receive, on or prior to the distribution date occurring in December 2009, 20% (and after the distribution date occurring in December 2009, 30%) of the related Subordinate Percentage of prepayments on the group II mortgage loans in the related sub-loan group during the related Prepayment Period; provided, further, that if on any distribution date the Senior Percentage for the related certificate group exceeds the related Senior Percentage as of the Cut-off Date, then all prepayments received on the group II mortgage loans in the related sub-loan group during the related Prepayment Period will be allocated to the Class II-A Certificates in such certificate group~~ such unscheduled principal collections will be allocated as described in the related definition of Senior Prepayment Percentage. The disproportionate allocation of unscheduled principal collections will have the effect of accelerating the amortization of the group II senior certificates while, in the absence of Realized Losses, increasing the respective percentage interest in the principal balance of the mortgage loans in each sub-loan group evidenced by the group II subordinate certificates. Increasing the respective percentage interest in a sub-loan group of the group II subordinate certificates relative to that of the group II senior certificates is intended to preserve the availability of the subordination provided by the group II subordinate certificates.

The remainder of the prospectus supplement remains unmodified.

This supplement may be used to offer or sell the Certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Bear, Stearns & Co. Inc.

Until 90 days after the date of this Supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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